As filed with the Securities and Exchange Commission on February 1, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 31, 2013

OPPENHEIMER HOLDINGS INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number 1-12043

Delaware	98-0080034
(State of Incorporation)	(IRS Employer Identification Number)

85 Broad Street, New York, NY 10004

(Address of Principal Executive Offices) (Zip Code)

(212) 668-8000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8-OTHER EVENTS

Item 8.01-Other Events.

Re: U.S. Airways v. Oppenheimer & Co. Inc., et. al

On January 31, 2013, an arbitration panel, convened to consider the above referenced matter, issued an order awarding US Airways $30 million in damages, including interest and costs, on a claim of approximately $140 million (adjusted down from $253 million). The Registrant has incorporated the financial impact of the award into its 2012 financial results. Those financial results were released publicly earlier today by press release. A copy of such press release is attached hereto as Exhibit 10.1 and incorporated by reference herein.

The effect of the award will result in a fourth quarter after-tax charge of $17.9 million. The Company is extremely disappointed with the decision of the panel and will pursue its previously filed arbitration against Deutsche Bank Securities, Inc., discussed below, in an effort to recover the amount of the award plus all associated costs of the case. Oppenheimer is also currently considering whether to file a motion to vacate the order.

Oppenheimer Holdings Inc., the ultimate parent of Oppenheimer & Co. Inc., has contributed capital into Oppenheimer & Co. Inc., the broker-dealer, in an amount equal to the net after tax effect of the award. Accordingly, the regulatory capital of Oppenheimer & Co. Inc. will not change as a result of the award.

Details regarding the matter are provided below:

As previously reported, in February 2009, the Registrant’s principal operating subsidiary, Oppenheimer & Co. Inc. (“Oppenheimer”), received notification of a filing of an arbitration claim before FINRA captioned US Airways v. Oppenheimer & Co. Inc., et. al seeking an award compelling Oppenheimer to purchase approximately $253 million in Auction Rate Securities (“ARS”) issued by Deutsche Bank, A.G. (“Deutsche Bank”) and previously purchased by US Airways, Inc. (“US Airways” or “Claimant”) through Oppenheimer or, alternatively, an award rescinding such sale. In 2010, US Airways sold the ARS back to Deutsche Bank at a discount, subsequently reducing US Airway’s claim to $110 million in cash damages plus interest and costs for a total claim of approximately $140 million in cash damages. Claimant also sought an award of punitive damages from Oppenheimer as well as interest on any award. Claimant based its claim on numerous causes of action including, but not limited to, fraud, gross negligence, misrepresentation and suitability. US Airways is a publicly-traded corporation and a “Qualified Institutional Buyer” (as defined in Rule 144A of the Securities Exchange Act of 1934). On July 26, 2012, in connection with Claimant having rested its case, Oppenheimer made a motion to dismiss the arbitration or, in the alternative, to make a finding that Claimant should have reasonably mitigated its damages in the fall of 2007. On August 10, 2012, the panel issued an order denying Oppenheimer’s motion to dismiss and made a finding that Claimant should have reasonably mitigated its damages in the fall of 2007.

In connection with the US Airways matter, on July 10, 2009, Oppenheimer asserted a third party claim against Deutsche Bank Securities, Inc. (“DBSI”). DBSI subsequently filed motions to sever the arbitration into a separate proceeding and stay the proceeding which motions were granted. Oppenheimer intends shortly to file a motion to lift the stay in the arbitration with DBSI and to commence to prosecute its claim in arbitration against DBSI in an effort to, among other things, recover in full the amount paid to US Airways pursuant to the order described above plus all associated costs. There can be no assurance Oppenheimer will prevail in the arbitration against DBSI or that it will recover any or all of the amounts paid by Oppenheimer to US Airways.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibit is filed with this Current Report on Form 8-K:

10.1	Copy of the Registrant’s Press Release dated February 1, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Oppenheimer Holdings Inc.

By: /s/ E.K. Roberts
E.K. Roberts
President and Treasurer
(Duly Authorized Officer and Principal Financial Officer)

Date: February 1, 2013

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